Exhibit (h)(6)

FIRST AMENDMENT TO

AGENCY AGREEMENT

This Amendment is made as of the 15th day of January, 2003, to each Agency Agreement listed on Schedule A (the “Agreement”) between the Funds listed thereon, on behalf of the Series listed thereon (the “Funds”), and Scudder Investments Service Company (“Service Company”).

WHEREAS, in Section 5.B. of the Agreement, each of the Funds agreed to promptly reimburse Service Company for all reasonable out-of-pocket expenses or advances incurred in connection with the performance of services under the Agreement; and

WHEREAS, by agreement dated January 15, 2003 (the “DST Agreement”), Service Company appointed DST Systems, Inc. (“DST”) as its agent to perform services described in the DST Agreement that otherwise would have been performed for the Funds by Service Company under the Agreement, and Service Company agreed in Section 6.B. of the DST Agreement to reimburse DST promptly for all reasonable out-of-pocket expenses described on Exhibit C to the DST Agreement that are incurred in the provision of services pursuant to the Agreement and the DST Agreement; and

WHEREAS, Service Company has agreed to give the Funds the credits to be shown on invoices from DST to Service Company in years two through five of the DST Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         For purposes of Section 5.B. of the Agreement, DST or Service Company out-of-pocket expenses eligible for reimbursement by the Fund are as follows:

•	Postage

(Paid in advance if requested)

•	Envelopes
•	Checks
•	Drafts
•	Forms
•	Mailing Services
•	Telecommunications
—	Equipment
—	Lines/Long Distance Changes
•	Microfiche/Microfilm/CD ROM
•	Magnetic Tape Handling Charges
•	Magnetic Tapes, Reels or Cartridges if requested by Fund
•	Reports and Statements specially requested by the Fund
•	Record Storage
—	Hardcopy
—	Microfiche

—	On-Call
•	Tax Certification Mailings
—	Includes return envelope postage
•	Printing
—	Internal
—	External

(Output Technology, Inc.)

(DST Output, Inc.)

•	Bank Wire and ACH Charges
•	Axciom Charges

NSCC Fees

•

The Service Company may be charged fees by the Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Service Company and the Settling Bank.

•	The NSCC currently charges $40 per month per Fund for CPU access/shared line costs. A combined participant base fee of $200 per month is currently charged for the following services:
—	Fund/SERV:

The NSCC currently charges an activity charge of $.25 per inputted transaction. Transactions include purchases, redemptions and exchanges.

—	Networking: The NSCC currently charges the following activity fee:
▪	$.02 per account for funds paying dividends on a monthly basis
▪	$.01 per account for funds paying dividends other than monthly
—	Commission/Settlement: The NSCC currently charges the following processing fee:
▪	$.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge.
▪	$.20 per hundred records, per month, for 500,001 to 1,000,000 records.
▪	$.10 per hundred records per month for 1,000,001 records and above

NOTE: Participant fees are cumulative when Fund/SERV, Networking and/or Commission Settlement are used in conjunction with each other. The NSCC’s fees will be passed through at their then-current rates.

2.         All other DST or Service Company out-of-pocket expenses, including those listed below, may only be reimbursed by the Fund under Section 5.B. of the Agreement with the prior approval of the Board of Directors/Trustees of the Fund:

(a)	Computer Hardware and Software
(b)	Networking: Reimbursement of out-of-pocket expenses incurred by a broker/dealer when processing and servicing Funds in network level 3 and 4 accounts.
(c)	Omnibus: Per account or asset based fee paid to broker/dealers for transfer agent sub-account processing and out-of-pocket expenses.
(d)	Proxy Processing:
(i)	Postage
(ii)	Proxy Card
(iii)	Printing
(iv)	Outgoing Envelope
(v)	Return Envelope
(vi)	Tabulation
(vii)	Certification
(e)	Travel, per diem and other billable incurred by DST personnel traveling to, at and from the Service Company at the request of the Fund.

Nothing in this paragraph 2 is intended to modify existing approvals of the Board of Directors/Trustees of the Fund, particularly with respect to networking and omnibus fees.

3.         Service Company agrees to provide to the Board of Directors/Trustees of the Fund an annual report summarizing by category and amount all reimbursable expenses paid pursuant to paragraph 1 of this Amendment and all out-of-pocket expenses paid pursuant to paragraph 2 of this Amendment.

4.         For each month during years two through five of the DST Agreement (i.e., beginning February 1, 2004), Service Company will credit the Funds against amounts otherwise payable by the Funds under the Agreement, one-twelfth of $.30 per billable open account on DST’s TA2000 System during the applicable month, consistent with the credit shown by DST on its invoice to Service Company. The revised fee schedule under the DST Agreement reflecting the full effect of these credits against amounts payable by the Funds under the current fee schedule is attached hereto as Schedule B. This revised fee schedule shall be used in implementing the foregoing provision and shall be in effect for said years two through five as provided above.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officer as of the day and year first set forth above.

EACH FUND LISTED ON SCHEDULE A By: /s/ Richard T. Hale Richard T. Hale President
SCUDDER INVESTMENTS SERVICE COMPANY By: /s/ William F. Glavin President

SCHEDULE A

TO

FIRST AMENDMENT TO

AGENCY AGREEMENT

Fund	Series	Date of Agency Agreement
Scudder Equity Trust	Scudder-Dreman Financial Services Fund	March 2, 1998 as supplemented January 1, 1999
Scudder Investors Trust	Scudder S&P 500 Stock Fund	December 28, 1998 as supplemented January 1, 1999
Scudder Variable Series II	Scudder Money Market Portfolio	January 1, 1989 as supplemented January 1, 1999
Scudder Total Return Portfolio
Scudder High Income Portfolio
Scudder Growth Portfolio
Scudder Government Securities Portfolio
Scudder International Select Equity Portfolio
Scudder Small Cap Growth Portfolio
Scudder Fixed Income Portfolio
Scudder Contrarian Value Portfolio
SVS Dreman Small Cap Value Portfolio
SVS Focus Value+Growth Portfolio

Scudder Blue Chip Portfolio
Scudder Strategic Income Portfolio
SVS Dreman High Return Equity Portfolio
SVS Dreman Financial Services Portfolio
Scudder Global Blue Chip Portfolio
Scudder Aggressive Growth Portfolio
Scudder Technology Growth Portfolio
SVS Index 500 Portfolio
SVS Janus Growth Opportunities Portfolio
SVS Janus Growth and Income Portfolio
SVS Eagle Focused Large Cap Growth Portfolio
SVS Invesco Dynamic Growth Portfolio
SVS Turner Mid Cap Growth Portfolio
SVS Oak Strategic Equity Portfolio
SVS Davis Venture Value Portfolio

SVS MFS Strategic Value Portfolio
Scudder Conservative Income Strategy Income Portfolio
Scudder Income & Growth Strategy Portfolio
Scudder Growth & Income Strategy Portfolio
Scudder Growth Strategy Portfolio